Exhibit 99.1
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                                FONAR CORPORATION

Fonar MRI news @ aol . com                               Inventor of MR Scanning
For    Immediate   Release                               An   ISO  9001  Company

Contact:    Daniel  Culver                               110    Marcus     Drive
Director of Communications                               Melville,   N.Y.  11747
Web site:    www.fonar.com                               Tel:    (631)  694-2929
Email:invest2008@fonar.com                               Fax:    (631)  390-1709
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       FONAR Announces Financial Results for First Quarter of Fiscal 2009

MELVILLE, NEW YORK, November 14, 2008 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced its financial results for the first quarter of fiscal 2009, which ended September 30, 2008. The net loss for the first quarter of fiscal 2009 was $450,000 as compared to a net loss for the same period one year earlier of $209,000. For the first three months of fiscal 2009 the loss per common share (basic and diluted) was $0.09, as compared to $0.04 loss per common share (basic and diluted) for the same period of fiscal 2008.

During the first fiscal quarter of 2009, the loss from operations dropped to $1.8 million from $4.1 million one year earlier, a decrease of 55%.

Total revenues for the three months ended September 30, 2008 were $6.8 million as compared to $8.7 million for the same period one year earlier. Service and repair revenues were $2.6 million in the first fiscal quarter of 2009 as compared to $2.7 million in the first quarter of fiscal 2008. The decline in revenues is attributable to the current financial crisis which significantly impedes the ability of a prospective customer to secure the financing needed to place an order.

As of September 30, 2008, there were 130 FONAR UPRIGHT(R) Multi-Position(TM) MRI units installed worldwide. During the first quarter of fiscal 2009, total product sales were at $1.4 million.

At the end of the first fiscal quarter of fiscal 2009, total current assets were $20.6 million, total assets were $33.4 million, total current liabilities were $36.6 million and total long-term liabilities were $1.4 million. Total cash and cash equivalents, and marketable securities increased 84% from $2.4 million on June 30, 2008 to $4.4 million on September 30, 2008.

The Company sold its 92.3% interest in a consolidated entity in September 2008. This significant one-time event, within the reporting period, resulted in a gain of approximately $1.4 million. The consolidated entity managed an outpatient MRI center using the UPRIGHT(R) Multi- Position(TM) MRI scanner.

As previously announced, on July 8, 2008, the Company received a notice of non-compliance from The NASDAQ Stock Market LLC due to the Company's failure to satisfy NASDAQ's proxy solicitation and annual meeting requirements. In response to the first notice of non-compliance, the Company requested and subsequently attended a hearing before a NASDAQ Listing Qualifications Panel (the "Panel"), at which the Company presented its plan to regain compliance with those requirements.

Pursuant to the plan presented to the Panel on October 8, 2008, the Company filed a definitive proxy statement for the annual shareholders meeting, which is scheduled to be held on November 17, 2008. The Panel has not yet rendered a determination as a result of the hearing.

On October 9, 2008, the Company received an additional notice of non-compliance from The NASDAQ based upon the Company's non-compliance with the minimum stockholders' equity requirement of $2.5 million for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 4310(c)(3) (the "Stockholders' Equity Requirement"), at June 30, 2008, which could serve as an additional basis for delisting of the Company's securities from The NASDAQ Capital Market. The Company has made a written submission to the Panel presenting its plan to regain compliance with the Stockholders' Equity Requirement. While the Company is hopeful that the Panel will grant its request for continued listing on NASDAQ, there can be no assurance that the Panel will do so.

Raymond Damadian, M.D., president and chairman of FONAR said, "The medical device industry has not been exempt from the current financial crisis that has affected all segments of the American economy. Consequently, we have been exercising careful control of R&D and selling, general and administrative costs which have decreased 35% from $6.5 million to $1.4 million. As a result, our loss from operations has fallen to its lowest level since fiscal 2005 when FONAR reported an operating profit of $1.7 million. Notwithstanding the present nationwide financial pressures, FONAR looks forward only with optimism and enthusiasm as FONAR's patented UPRIGHT(R) weight-bearing MRI technology ultimately becomes a mandatory new standard of care in spine medicine, particularly for those facing surgery and as new applications of UPRIGHT(R) MRI, such as radiation-free monitoring of scoliosis patients and the non-invasive diagnosis of pelvic floor dysfunction (PFD) and urinary incontinence that affects 10 million women, continue to emerge with regularity."

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                 (000's omitted)
                    For the Three Months Ended September 30,
                              2008             2007
                             ------           ------
Revenues                     $6,784           $8,669
Net Loss                     $( 450)          $ (209)
Basic & Diluted
Loss Per Common Share        $(0.09)          $(0.04)


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The Inventor of MR Scanning(TM),  Full Range of Motion(TM),  True Flow(TM),  The
Proof  is  in  the  Picture(TM),   Dynamic(TM),   pMRI(TM),   Multi-Position(TM)
Spondylography(TM) and Spondylometry(TM) are trademarks, and UPRIGHT(R) and STAND-UP(R) are registered trademarks of FONAR Corporation.

            Be sure to visit FONAR's Website for product and investor
                           information: www.fonar.com
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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.



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